Exhibit No. 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of The Progressive Corporation on Form S-8 (File No. 33-57121, filed December 29, 1994, and File No. 333-185704, filed December 27, 2012), of our report dated March 14, 2025 on our audits of the financial statements of The Progressive Corporation Executive Deferred Compensation Plan as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 which report is included in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.
MEADEN & MOORE, LTD.

Cleveland, Ohio
March 14, 2025